July 12, 2007

U.S. Securities and Exchange Commission
100 F. Street
Washington, D.C. 20549

Dear Sir or Madam:

You have requested an opinion with respect to certain matters in connection with the filing by Viral Genetics, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 8,500,000 shares, par value $0.0001 per share (the "Shares"), which will be issued to individuals on or about July 12, 2007.

In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation, as amended and By-Laws and written consents of the Board, as well as the originals and copies, certified to my satisfaction, of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

Moritt Hock Hamroff & Horowitz LLP

U.S. Securities and Exchange Commission
July 12, 2007

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Moritt Hock Hamroff & Horowitz LLP
Moritt Hock Hamroff & Horowitz LLP